THORNBURG ETF TRUST 485BPOS

Exhibit 99.(e)(2)

APPENDIX A

L IST OF FUNDS1

Effective as of May 14, 2026

Appendix A to the Existing Agreement shall be deleted in its entirety and replaced with the following:

THORNBURG ETF TRUST

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF

Thornburg Premium Income Builder ETF

THORNBURG INVESTMENT TRUST

Thornburg American Opportunities Fund ETF Class Shares

Thornburg Focus Growth Fund ETF Class Shares

ALPS Distributors, Inc.		Thornburg ETF Trust

By:	/s/ Stephen Kyllo	By:	/s/ Curtis Holloway

Name:	Stephen Kyllo	Name:	Curtis Holloway

Title:	SVP & Managing Director	Title:	CFO & Treasurer

Thornburg Investment Trust

By:	/s/ Curtis Holloway

Name:	Curtis Holloway

Title:	CFO & Treasurer

1 This Appendix A may be amended upon execution of an updated Appendix A signed by the Parties hereto.